Exhibit 99.1

MTR Gaming Group, Inc. Receives Required Consents in Connection with Consent Solicitation and Cash Tender Offer for its 9-3/4% Senior Notes Due 2010 and Consent Solicitation for its 9% Senior Subordinated Notes Due 2012

Chester, West Virginia (July 23, 2009) — Pursuant to its previously announced tender offer and consent solicitation, MTR Gaming Group, Inc. (the “Company”) received tenders and consents from 100% of the holders of its $130,000,000aggregate principal amount of outstanding 9-3/4% Senior Notes due 2010 (the “Senior Notes”).The consents received exceeded the number needed to approve the proposed amendments to the indenture under which the Senior Notes were issued (the “Senior Notes Indenture”). The terms of the tender offer and consent solicitation for the Senior Notes (the “Senior Notes Tender Offer”) are detailed in the Company’s Offer to Purchase and Consent Solicitation Statement dated July 15, 2009 (the “Offer to Purchase”).

Additionally, pursuant to its previously announced consent solicitation, the Company received consents from the holders of $124,760,000, or approximately 99.81%, of its outstanding 9% Senior Subordinated Notes due 2012 (the “Senior Subordinated Notes”).  The consents received exceeded the number needed to approve the proposed amendments to the indenture under which the Senior Subordinated Notes were issued (the “Senior Subordinated Notes Indenture”). The terms of the consent solicitation for the Senior Subordinated Notes are detailed in the Company’s Consent Solicitation Statement dated July 15, 2009 (the “Senior Subordinated Notes Consent Solicitation”).  The Senior Subordinated Notes Consent Solicitation is now expired.

Under the terms of the Offer to Purchase, holders who tendered their Senior Notes will receive $1,005.00 per $1,000 in principal amount of the Senior Notes validly tendered. The Senior Notes Tender Offer will expire at 11:59 p.m., New York City time, on August 11, 2009.

Under the terms of the Senior Subordinated Notes Consent Solicitation, holders who have already delivered consents will receive $15.00 per $1,000 in principal amount of the Senior Subordinated Notes with respect to which consents were delivered in the Senior Subordinated Notes Consent Solicitation.

Based on the consents received, the Company, the guarantors and the trustee under the Senior Notes Indenture and the Senior Subordinated Notes Indenture have entered into supplemental indentures that will, once operative, eliminate substantially all of the restrictive covenants and certain events of default under the Senior Notes Indenture and amend certain restrictive covenants contained in the Senior Subordinated Notes Indenture, respectively.   The supplemental indenture with respect to the Senior Notes Indenture will become operative upon payment for the Senior Notes pursuant to the terms of the Senior Notes Tender Offer and the supplemental indenture with respect to the Senior Subordinated Notes will become operative upon payment of the consent payment for the Senior Subordinated Notes pursuant to the Senior Subordinated Notes Consent Solicitation.  Senior Notes tendered, and consents with respect to Senior Notes delivered, may no longer be withdrawn or revoked and consents with respect to Senior Subordinated Notes delivered may no longer be revoked.

The Company’s obligation to accept for purchase, and to pay for, Senior Notes and consents validly tendered and not validly withdrawn pursuant to the Senior Notes Tender Offer and to accept consents from holders of Senior Subordinated Notes and make the consent payment pursuant to the Senior Subordinated Notes Consent Solicitation is conditioned upon the satisfaction or waiver of certain conditions including: (i) a majority in outstanding principal amount of Senior Notes shall have been validly tendered (and not revoked) and consents with respect thereto shall have been validly delivered (and not withdrawn) pursuant to the Senior Notes Tender Offer, (ii) there shall have been validly delivered (and not withdrawn) consents of holders of a majority in outstanding principal amount of Senior Subordinated Notes pursuant to the Senior Subordinated Notes Consent Solicitation, (iii) the Company shall have amended and restated its existing credit facility to provide for not less than $20.0 million of revolving borrowing capacity and such other terms and conditions as shall be satisfactory to the Company and (iv) the Company shall have issued and sold, on terms and conditions satisfactory to the Company, at least $250.0 million in aggregate principal amount of senior secured notes or other debt securities.

The Company has engaged Goldman, Sachs & Co. to act as dealer manager and solicitation agent in connection with the Senior Notes Tender Offer and solicitation agent in connection with the Senior Subordinated Notes Consent Solicitation. Questions regarding the Senior Notes Tender Offer and Senior

Subordinated Notes Consent Solicitation may be directed to Goldman, Sachs & Co., Liability Management Group, at (212) 357-4692 (collect), (877) 686-5059 (US toll-free).  Requests for documentation may be directed to MacKenzie Partners, Inc., at (800) 322-2885 (US toll-free) or (212) 929-5500 (collect).

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The Senior Notes Tender Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and Consent, which sets forth the complete terms of the Senior Notes Tender Offer.  The Senior Subordinated Notes Consent Solicitation is being made solely pursuant to the Consent Solicitation Statement and the related Letter of Consent, which sets forth the complete terms of the Senior Subordinated Notes Consent Solicitation.

Forward Looking Statements

This press release contains certain forward-looking statements with respect to the Offer to Purchase and Consent Solicitation.  Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include, but are not limited to, the satisfaction of certain conditions as described herein, financial market risks, general economic conditions, regulatory matters, our ability to refinance our indebtedness and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law.

About MTR Gaming Group, Inc.

MTR Gaming Group, Inc., through subsidiaries, owns and operates Mountaineer Casino, Racetrack & Resort in Chester, WV; Presque Isle Downs & Casino in Erie, PA; and Scioto Downs in Columbus, OH. For more information, please visit www.mtrgaming.com.

For Additional Information Please Contact:

David R. Hughes

Corporate Executive VP and Chief Financial Officer

724-933-8122